EXHIBIT 11.1

                      PACKAGED ICE, INC. AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE


                                           YEAR ENDED DECEMBER 31,
                                       --------------------------------
                                        1998(1)     1997(1)    1996(1)
                                       ----------  ---------  ---------
                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                   AMOUNTS)
BASIC EARNINGS PER SHARE:
Weighted average common shares
  outstanding........................       4,886      3,600      2,826
                                       ----------  ---------  ---------
     Net loss before extraordinary
       item
       available to common
       shareholders..................  $    (2.35) $   (2.40) $   (0.35)
                                       ==========  =========  =========
     Net loss to common
       shareholders..................  $    (5.91) $   (2.40) $   (0.35)
                                       ==========  =========  =========
DILUTED EARNINGS PER SHARE:
Weighted average common shares
  outstanding........................       4,886      3,600      2,826
Shares issuable from assumed
  conversion of
  common share options and
  warrants...........................       1,754        775        273
Convertible demand notes.............      --              6          9
                                       ----------  ---------  ---------
Weighted average common shares
  outstanding, as adjusted...........       6,640      4,381      3,108
                                       ==========  =========  =========
     Net loss before extraordinary
       item
       available to common
       shareholders..................  $    (1.73) $   (1.97) $   (0.32)
                                       ==========  =========  =========
     Net loss to common
       shareholders..................  $    (4.35) $   (1.97) $   (0.32)
                                       ==========  =========  =========
EARNINGS FOR BASIC AND DILUTED
  COMPUTATION:
Net loss before extraordinary item
  and preferred dividends............  $   (5,586) $  (8,439) $    (990)
Extraordinary item...................     (17,387)    --         --
Preferred share dividends............      (5,918)      (198)    --
                                       ----------  ---------  ---------
Net loss to common shareholders
  (basic
  earnings per share computation.....     (28,891)    (8,637)      (990)
Interest expense on convertible
  demand notes.......................      --              1          6
                                       ----------  ---------  ---------
     Net loss to common shareholders,
       as
       adjusted (diluted earnings per
       share computation)............  $  (28,891) $  (8,636) $    (984)
                                       ==========  =========  =========

------------

(1) This calculation is submitted in accordance with Regulation S-K; although it is contrary to paragraphs 13 and 27 of the Financial Accounting Standards Board's Statement of Financial Standard No. 128 because it produces an antidilutive result.